EXHIBIT 23.2

The Board of Directors
CHS Electronics, Inc.

         We consent to the incorporation by reference of our report dated April 16, 1997 with respect to the consolidated balance sheets of Karma International S.A. and its subsidiaries as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity and cash flows for each of the years then ended, in the Form S-4 of CHS Electronics, Inc. dated April 17, 1998 and to the reference to our firm under the heading Experts in the prospectus.

KPMG Cevdet Suner Denetim ve
Yeminlf Mali Musavirlik A.S.

Istanbul, Turkey
April 17, 1998